                                                          EXHIBIT 1

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

               The following table sets forth the number and percentage of shares of common stock held as of July 3, 1993 by each of the Company's directors, each executive officer named in the Summary Compensation Table on page 12, and by all directors and executive officers as a group. William D. Wampler, a director of the Company, is the only person who, to the knowledge of the Company, is the beneficial owner of 5% or more of the Company's outstanding shares of common stock. Mr. Wampler's address is Route 8, Box 112, Harrisonburg, Virginia 22801, and his stockholdings are reported with the other directors' stockholdings in the following table.


                                      Number Beneficially      Percent of
                 Name                        Owned               Class

      John J. Broaddus                           30,519  1           *

      George E. Bryan                           314,046  2          2.8%
      Charles L. Campbell                         8,352  3           *

      Stephen W. Custer                          67,089  4           *
      Calvin G. Germroth                         12,020  5           *

      William H. Groseclose                         100  6           *

      J. Craig Hott                              70,047  7           *
      James L. Keeler                           140,883  8          1.3%

      Herman D. Mason                           200,487  9          1.8%
      James L. Mason                             84,729 10           *

      V. Eugene Misner                           62,422 11           *

      Delbert L. Seitz                           16,350 12           *
      Charles W. Wampler, Jr.                   342,424 13          3.1%

      William D. Wampler                        608,550 14          5.4%
      14 directors and executive              1,780,881 15         15.9%
      officers as a group

   ____________________

    *          Denotes percent ownership not exceeding one percent of the class of common stock.



      1          Includes 28,019 shares owned directly and 2,500 shares which Mr. Broaddus has the option to purchase within 60 days of July 3, 1993 through the exercise of options.

      2          Includes 115,264 shares owned directly and 198,782 shares owned by his wife.  Mr. Bryan disclaims beneficial interest in the shares held by his wife.

      3          All shares owned directly.

      4          Includes 33,418 shares owned directly, 9,428 shares owned by his wife, 22,810 shares held as custodian for Mr. Custer's three children, and 1,433 shares owned by his daughter who lives at Mr. Custer's home.  Mr. Custer disclaims beneficial interest in the shares owned by his wife and daughter or held by him as custodian.

      5          All shares owned directly and through a self-directed retirement account.

      6          All shares owned directly.

      7          Includes 69,847 shares owned by E.E. Hott, Inc., of which Mr. Hott is an officer and director, and 200 shares held by his wife as custodian for Mr. Hott's two children.  Mr.
                 Hott disclaims beneficial interest in the shares held by his wife as custodian.

      8          Includes 24,164 shares owned directly and through self-directed retirement accounts,
                 15,469 shares owned by his wife directly and through her self-directed retirement account, and 101,250 shares which Mr. Keeler has the right to purchase within 60 days of
                 July 3, 1993 through the exercise of options.  Mr. Keeler disclaims beneficial interest in the shares owned by his wife.

      9          Includes 165,339 shares owned directly and 35,148 shares held as trustee for the Louise
                 T. Mason Trust.  Mr. Mason disclaims beneficial interest in the shares held by the
                 Trust.

      10         Includes 39,059 shares owned directly and through self-directed retirement accounts, 685 shares owned by his wife through her self-directed retirement account, 2,485 shares held as custodian for Mr. Mason's two children, and 42,500 shares which Mr. Mason has the right to purchase within 60 days of July 3, 1993 through the exercise of options.  Mr.
                 Mason disclaims beneficial ownership in the shares owned by his wife or held by him as custodian.

      11         Includes 10,797 shares owned directly, 125 owned by his son who lives at Dr. Misner's house, and 51,500 shares which Dr. Misner has the right to purchase within 60 days of
                 July 3, 1993 through the exercise of options.  Dr. Misner disclaims beneficial ownership in the shares owned by his son.

      12         Includes 350 shares owned jointly with his wife and 16,000 shares which Mr. Seitz has the right to purchase within 60 days of July 3, 1993 through the exercise of options.



      13         Includes 121,327 shares owned directly and as general partner of Wampler Land, 45,310 shares owned by his wife, 129,646 shares held as trustee of the Charles W. Wampler, Sr.
                 Family Trust, and 46,141 shares held as trustee of the Charles W. Wampler, Sr.
                 Charitable Annuity Trust.  Mr. Wampler disclaims beneficial interest in the shares owned by his wife or held by the Trusts.

      14         Includes 280,333 shares owned directly and as general partner of Wampler Land, 133,637 shares owned by his wife, 18,793 shares owned by May Meadows Farms, Inc., of which Mr.
                 Wampler is an officer and director, 129,646 shares held as trustee of the Charles W.
                 Wampler, Sr. Family Trust, and 46,141 shares held as trustee of the Charles W. Wampler,
                 Sr. Charitable Annuity Trust.  Mr. Wampler disclaims beneficial interest in the shares owned by his wife or held by the Trusts.

      15         Excludes 1,350 shares held by Charles W. Wampler, Jr. and William D. Wampler as general partners of Wampler Land, and 175,787 shares held as trustees by both Charles W.
                 Wampler, Jr. and William D. Wampler; includes 213,750 shares which the group has the right to purchase within 60 days of July 3, 1993 through the exercise of options.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

               The following table identifies (i) amounts in excess of $60,000 paid by the Company to each of the directors, members of their immediate family, and entities related to the directors who were contract growers with the Company during fiscal year ended July 3, 1993, and (ii) amounts paid to directors who were contract growers if such payments exceeded five percent of the director's gross revenues for such activity during fiscal year ended July 3, 1993. All such transactions were on the same bases and terms as transactions with unrelated parties.


    Directors                             Total Amount Received from the
                                          Company and its Subsidiaries

    Charles L. Campbell                                 $92,446
      Timothy Campbell, his son                         $65,413

    Calvin G. Germroth                                  $35,519

    J. Craig Hott
      Hott's Farming, Inc.                             $251,986

    James L. Keeler
      Gregory Keeler, his son                           $94,086

    Charles W. Wampler, Jr.
      Sunny Creek                                      $155,087
      C.W. Wampler & Sons                              $206,602

    William D. Wampler
      May Meadows Farm, Inc.                           $184,725
      C.W. Wampler & Sons                              $206,602


               During fiscal year ended July 3, 1993, the Company purchased, either directly or through third-party suppliers, $801,542 worth of fuel oil and propane from Franklin Oil Co., Inc., of which J.
   Craig Hott is a director and minority shareholder. The prices and terms were comparable to those of other oil companies in the area.

               During fiscal year ended July 3, 1993, the Company paid
   $34,029 to Custer Associates, Inc., a consulting firm owned by Stephen
   W. Custer, which assisted with the Company-wide quality control program. The terms of this arrangement were competitive and fully disclosed to the Board.

               Charles W. Wampler, Jr. and William D. Wampler are brothers and are uncles of Stephen W. Custer.



                             EXECUTIVE AGREEMENTS

               The Company has an employment agreement with the Chief
   Executive Officer which expires June 27, 1998.  The agreement governs
   Mr. Keeler's compensation, specifically his base salary, bonus, perquisites and benefits. Pursuant to the agreement, during the current fiscal year, Mr. Keeler's base salary is $245,096 and his bonus factor, discussed under "Cash Bonus" on page 9, is 3.6, the same as the past five years. In any event, Mr. Keeler is guaranteed a bonus of $25,000. Mr. Keeler's deferred compensation allocation will continue to be calculated at 1.5% of the increase in the Company's book value over each year, as explained under "Deferred Compensation" on page 10.
   Mr. Keeler's perquisites and benefits are consistent with those provided to the Company's senior management. In the event of a change in control of the Company, Mr. Keeler's nonvested stock options automatically vest and his deferred compensation account becomes immediately payable.

               The Company has conditional employment contracts with the other four most highly compensated executive officers named on page 12 which become effective upon a change in control of the Company.
   Pursuant to these agreements, the Company, or its successor, will continue to employ the executives for a one-year term during which the executives will be compensated at the same level at which they were compensated immediately prior to the change in control. Further, nonvested stock options automatically vest in the event of a change in the control. The agreements also provide that if the executives' employment is involuntarily terminated without cause during the one-year term, the executives will nevertheless be entitled to the above-described compensation.

